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                                                                    EXHIBIT 10.5

                                   TERM SHEET
                 ERBU PROPERTY DISPOSITION AND SUPPLY COMMITMENT


1.       All Oil and Gas Properties currently owned by Pennzoil Products
         Company ("Products") in Michigan, New York, Ohio, Pennsylvania and West Virginia (the "Eastern Properties") shall be transferred to Pennzoil Exploration and Production Company ("E&P") effective April 13, 1998. The term "Oil and Gas Properties" shall include all (a) oil, gas and mineral fee and leasehold interests (including royalty and overiding royalty interests); (b) related or adjoining surface fee, leasehold and associated surface interests; (c) related personal property and fixtures thereon or associated therewith; and (d) all rights and obligations under all contracts associated therewith.

2. All Oil and Gas Property currently owned by Pennzoil Company ("Pennzoil") in the Bluebell - Altamont Field, Utah (the "Western Properties") shall continue to be owned by Pennzoil Company.

3. E&P (which shall be defined, for purposes hereafter, to include Pennzoil unless otherwise stated) will enter into a contractual arrangement with Products granting Products the preferential right (but not the obligation) to purchase on a month-to-month basis, at market prices, up to one hundred percent (100%) of the crude oil produced and saved attributable to E&P's interests in the Eastern and Western Properties (the "Committed Crude"). Product's preferential right to purchase shall extend until October 1, 2017 in the case of the Eastern Properties, and until March 1, 2010 in the case of the Western Properties. Throughout the term of Product's preferential right to purchase, E&P shall have the right to solicit and/or entertain written offers from purchasers other than Products ("third parties") for the purchase of all or any portion of the Committed Crude. If E&P receives a third party offer to purchase or exchange Committed Crude that it wishes to accept, it shall notify Products in writing of such offer at least fifteen (15) working days prior to the beginning of the calendar month in which such third party purchase is to commence. Products shall advise E&P within five (5) working days of its receipt of such

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     notification whether or not it elects to match all substantive terms and conditions of the third party offer. If Products does not elect to match all substantive terms and conditions of the third party offer, E&P may accept the third party offer for the full term contemplated and the crude subject to the third party offer shall no longer be considered Committed Crude.

4. Throughout the term of Products' preferential right to purchase, in the event E&P elects to sell, exchange or otherwise assign to a third party all or any portion of E&P's interest in any of the wells producing Committed Crude, E&P shall, within ten (10) working days after reaching agreement with the third party purchaser on the terms of such sale, exchange or assignment, notify Products in writing of such election, with full information concerning the proposed sale, exchange or assignment, which shall include the name and address of the third party (who must be ready, willing and able to purchase, exchange or take assignment), the purchase, exchange or assignment price, and all other terms of the offer. Products shall advise E&P within twenty (20) working days of Products' receipt of such notification whether or not it elects to match all substantive terms and conditions of such sale, exchange or assignment. If Products does not elect to match all substantive terms and conditions of such sale, exchange or assignment, E&P may accept such sale, exchange or assignment. Such sale, exchange or assignment shall be free and clear of pre-existing contractual commitments between Products and E&P.

5. Ninety (90) days prior to the end of each calendar year, E&P shall provide Products with a development plan for the Eastern Properties and the Western Properties showing planned recompletions and well abandonments for the upcoming calendar year. For a period of thirty (30) days following the receipt of the development plan, Products may elect to cause E&P to refrain from implementing any or all of the planned recompletions and well abandonments identified in the development plan. If Products so elects, then E&P shall have the right:

               (a) to continue to operate any such well at Products' expense. If E&P exercises this option, Products shall, beginning on the first day of the calendar
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       year covered by the development plan, reimburse E&P for (a) the direct expense (as described in Section II of the "Accounting Procedures Joint Operations" 1984 COPAS-ONSHORE) of operating the well, and (b) fixed overhead charges $300.00 (normal operations) and $3,000.00 (rig operations) for Eastern Property wells and $1,500.00 per month (normal operations) and $15,000.00 per month (rig operations) for Western Property wells. Fixed overhead charges shall be adjusted annually to reflect changes in the Producer Price Index. Products shall be entitled to all revenues (net of royalty and severance taxes) attributable to wells for which Products has assumed cost responsibility pursuant to this paragraph. Once Products agrees to abandon the zones producing in a well at the time operations were commenced on Products' behalf, such well shall be returned to E&P; or

          (b) to assign any such well to Products for operation by Products or by a third party on Products' behalf; or

          (c) withdraw its proposal to abandon or recomplete.

6. Products may elect to cause E&P to drill additional wells for the production of Committed Crude by agreeing to fund all development costs associated with such wells. On or before January 1 of each calendar year, Products shall notify E&P of its desire to fund the drilling of new wells (including associated pipelines, processing and support facilities) for the production of Committed Crude. Within sixty (60) days following the receipt of such an election, E&P shall furnish Products with a recommended drilling plan consisting of a list of recommended drilling locations, relevant technical information supporting such recommendations and AFE's providing estimates for the proposed work. Within thirty (30) days of its receipt of the recommended drilling plan, Products shall make a final selection of the wells it desires to have drilled during the remainder of the calendar year. E&P may elect to drill any of the proposed wells for its own account. Products shall fund all capital expenditures on the proposed wells (including associated pipelines, processing and support activities) which E&P elects not to drill for its own account (the "Joint
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     Wells") and will receive one hundred percent (100%) of all revenues (net of royalty and severance taxes) attributable to each of the Joint Wells until "payout," which will occur when Products has recovered all of its capital expenditures attributable to such well plus a return on its investment calculated at the six-month LIBOR rate plus one percent (1%). Until payout, Products shall bear all of the direct operating expenses attributable to the Joint Wells (calculated as described in paragraph 6 above) plus monthly fixed overhead charges of $300.00 (normal operations) and $3,000.00 (rig operations) for Eastern Property Joint Wells and $1,500.00 (normal operations) and $15,000.00 (rig operations) for Western Property Joint Wells. Fixed overhead charges shall be adjusted annually to reflect changes in the Producer Price Index. Products also shall bear all costs incurred prior to payout for the plugging and abandonment of any wells drilled pursuant to this paragraph. Products' obligation to bear costs and expenses hereunder shall apply to all costs and expenses incurred, notwithstanding the fact that such costs and expenses may exceed the estimates provided for in any AFE. Following "payout," E&P shall bear all costs, and shall receive all revenues, associated with the Joint Wells.

7. At any time after the second anniversary of a spin-off of Products from Pennzoil Company, and until October 1, 2017 in the case of the Eastern Properties, and until March 1, 2010 in the case of the Western Properties, Products shall have the right to purchase the entirety of E&P's interest in either the Eastern Properties or the Western Properties, or in both the Eastern and Western Properties, including: (a) oil, gas and mineral fee and leasehold interests (including royalty and overriding royalty interests); (b) related or adjoining surface fee, leasehold and associated surface interests; (c) related personal property and fixtures thereon or associated therewith; and (d) all rights and obligations under all contracts associated therewith. Within five (5) working days of the giving of notice to make such a purchase by Products, the parties shall each name a qualified independent appraiser, and such two named appraisers shall choose a third independent appraiser, who shall each submit an appraisal of the fair market value of the properties to be purchased. After receiving such appraisals, in the event Products wishes to proceed with such purchase, Products shall pay to E&P the higher of (i) the average of the three independent appraisals of
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   the properties, or (ii) the net book value (book value adjusted for DD&A plus capital and other investments) of the properties at the purchase date, plus the amount of any book value write-down(s) required by generally accepted accounting practices taken subsequent to the date of this Agreement and prior to the receipt by E&P of Products' notice to make such purchase.

8. The transfer described in paragraph 1 above shall be executed on or before April 13, 1998. All other provisions of this term sheet shall, in substance, be embodied in a separate definitive agreement between the parties which, when executed, shall be made effective as of the date of the transfer described in paragraph 1 above.

9. Nothing in this Term Sheet shall prevent E&P from complying fully with all applicable rules, regulations and other legal requirements relating to the production of oil, gas and minerals from the Easter and Western Properties and to the payment of royalties thereon.